                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 Amendment No. 1

                   Under the Securities Exchange Act of 1934*
--------------------------------------------------------------------------------

                          China Biologic Products, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    16938C106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]        Rule 13d-1(b)
         [X]        Rule 13d-1(c)
         [ ]        Rule 13d-1(d)

*The  remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and for any  subsequent  amendment  containing  information  which  would  alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of
1934 (the "Act") or otherwise  subject to the liabilities of that section of the
Act, but shall be subject to all other  provisions of the Act (however,  see the
Notes).

-------------------------------------------------------------------------------------------------------------------
CUSIP No.                           16938C106

----------------------- -----------------------------------------------------------------------------------------------

          1             NAME OF REPORTING PERSON
                        I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON  (entities
only)

                        Jayhawk Private Equity Fund, L.P. (20-5004931)
----------------------- -----------------------------------------------------------------------------------------------

          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                        (a) [ ]

                        (b) [X]
----------------------- -----------------------------------------------------------------------------------------------

          3             SEC USE ONLY

----------------------- -----------------------------------------------------------------------------------------------

          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        Delaware
----------------------- -------------- --------------------------------------------------------------------------------

                              5        SOLE VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY                  0
EACH REPORTING PERSON
        WITH:
                        -------------- --------------------------------------------------------------------------------

                              6        SHARED VOTING POWER

                                       1,498,700
                        -------------- --------------------------------------------------------------------------------

                              7        SOLE DISPOSITIVE POWER

                                       0
                        -------------- --------------------------------------------------------------------------------

                              8        SHARED DISPOSITIVE POWER

                                       1,498,700
----------------------- -----------------------------------------------------------------------------------------------

          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        1,498,700 * (see Item 4)
----------------------- -----------------------------------------------------------------------------------------------

          10            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)  [ ]
                        Not Applicable

----------------------- -----------------------------------------------------------------------------------------------

          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        6.7%**
----------------------- -----------------------------------------------------------------------------------------------

          12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                        PN
----------------------- -----------------------------------------------------------------------------------------------
* Includes  1,010,581  shares of common stock,  par value $0.0001 per share, and
448,119 warrants to purchase common stock that are exercisable within 60 days of the filing of this report.

** Based on 21,434,942 outstanding shares of common stock, par value $0.0001 per share,  as reported by China  Biologic  Products,  Inc. on its Form 10-Q for the
period  ended  September  30,  2008  filed  with  the  Securities  and  Exchange
Commission on November 12, 2008.

-------------------------------------------------------------------------------------------------------------------
CUSIP No.                           16938C106

----------------------- -----------------------------------------------------------------------------------------------

          1             NAME OF REPORTING PERSON
                        I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON  (entities
only)

                        Jayhawk Private Equity Co-Invest Fund, L.P. (20-5249125)
----------------------- -----------------------------------------------------------------------------------------------

          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                        (a) [ ]

                        (b) [X]
----------------------- -----------------------------------------------------------------------------------------------

          3             SEC USE ONLY
----------------------- -----------------------------------------------------------------------------------------------

          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        Delaware
----------------------- -------------- --------------------------------------------------------------------------------

                              5        SOLE VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY                  0
EACH REPORTING PERSON
        WITH:
                        -------------- --------------------------------------------------------------------------------

                              6        SHARED VOTING POWER

                                       91,842
                        -------------- --------------------------------------------------------------------------------

                              7        SOLE DISPOSITIVE POWER

                                       0
                        -------------- --------------------------------------------------------------------------------

                              8        SHARED DISPOSITIVE POWER
                                       91,842
----------------------- -------------- --------------------------------------------------------------------------------

          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        91,842* (see Item 4)
----------------------- -----------------------------------------------------------------------------------------------

          10            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)  [   ]
                        Not Applicable

----------------------- -----------------------------------------------------------------------------------------------

          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        0.4%**

----------------------- -----------------------------------------------------------------------------------------------

          12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                        PN
----------------------- -----------------------------------------------------------------------------------------------
* Includes  63,628  shares of common  stock,  par value  $0.0001 per share,  and
28,214 warrants to purchase common stock that are exercisable  within 60 days of the filing of this report.

** Based on 21,434,942 outstanding shares of common stock, par value $0.0001 per share,  as reported by China  Biologic  Products,  Inc. on its Form 10-Q for the
period  ended  September  30,  2008  filed  with  the  Securities  and  Exchange
Commission on November 12, 2008.

-------------------------------------------------------------------------------------------------------------------

CUSIP No.                           16938C106
-------------------------------------------------------------------------------------------------------------------

----------------------- -----------------------------------------------------------------------------------------------

          1             NAME OF REPORTING PERSON
                        I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON  (entities
only)

                        Jayhawk Private Equity GP, L.P. (20-5005219)
----------------------- -----------------------------------------------------------------------------------------------

          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                        (a) [ ]

                        (b) [X]

----------------------- -----------------------------------------------------------------------------------------------

          3             SEC USE ONLY

----------------------- -----------------------------------------------------------------------------------------------

          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        Delaware

----------------------- -------------- --------------------------------------------------------------------------------

                              5        SOLE VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY                  0
EACH REPORTING PERSON
        WITH:
                        -------------- --------------------------------------------------------------------------------

                              6        SHARED VOTING POWER

                                       1,550,542
                        -------------- --------------------------------------------------------------------------------

                              7        SOLE DISPOSITIVE POWER

                                       0
                        -------------- --------------------------------------------------------------------------------

                              8        SHARED DISPOSITIVE POWER

                                       1,550,542
----------------------- -----------------------------------------------------------------------------------------------

          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        1,550,542 * (see Item 4)
----------------------- -----------------------------------------------------------------------------------------------

          10            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)  [ ]
                        Not Applicable
----------------------- -----------------------------------------------------------------------------------------------

          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        7.1%**
----------------------- -----------------------------------------------------------------------------------------------

          12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                        PN
----------------------- -----------------------------------------------------------------------------------------------
* Includes  1,010,581  shares of common stock,  par value $0.0001 per share, and
448,119 warrants to purchase common stock that are exercisable within 60 days of the filing of this report held by the Jayhawk  Private  Equity  Fund,  L.P.  and
63,628 shares of common stock,  par value $0.0001 per share, and 28,214 warrants to purchase  common stock that are  exercisable  within 60 days of the filing of this report held by the Jayhawk Private Equity Co-Invest Fund, L.P.

** Based on 21,434,942 outstanding shares of common stock, par value $0.0001 per share,  as reported by China  Biologic  Products,  Inc. on its Form 10-Q for the
period  ended  September  30,  2008  filed  with  the  Securities  and  Exchange
Commission on November 12, 2008.

-------------------------------------------------------------------------------------------------------------------
CUSIP No.                           16938C106
-------------------------------------------------------------------------------------------------------------------

----------------------- -----------------------------------------------------------------------------------------------

          1             NAME OF REPORTING PERSON
                        I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON  (entities
only)

                        Jayhawk Capital Management, L.L.C. (48-1172612)

----------------------- -----------------------------------------------------------------------------------------------

          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                        (a) [ ]

                        (b) [X]

----------------------- -----------------------------------------------------------------------------------------------

          3             SEC USE ONLY

----------------------- -----------------------------------------------------------------------------------------------

          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        Delaware

----------------------- -------------- --------------------------------------------------------------------------------

                              5        SOLE VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY                  0
EACH REPORTING PERSON
        WITH:
                        -------------- --------------------------------------------------------------------------------

                              6        SHARED VOTING POWER

                                       1,550,542

                        -------------- --------------------------------------------------------------------------------

                              7        SOLE DISPOSITIVE POWER

                                       0

                        -------------- --------------------------------------------------------------------------------

                              8        SHARED DISPOSITIVE POWER

                                       1,550,542

----------------------- -----------------------------------------------------------------------------------------------

          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        1,550,542 * (see Item 4)

----------------------- -----------------------------------------------------------------------------------------------

          10            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)  [   ]
                        Not Applicable

----------------------- -----------------------------------------------------------------------------------------------

          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        7.1%**

----------------------- -----------------------------------------------------------------------------------------------

          12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                        OO
----------------------- -----------------------------------------------------------------------------------------------
* Includes  1,010,581  shares of common stock,  par value $0.0001 per share, and
448,119 warrants to purchase common stock that are exercisable within 60 days of the filing of this report held by the Jayhawk  Private  Equity  Fund,  L.P.  and
63,628 shares of common stock,  par value $0.0001 per share, and 28,214 warrants to purchase  common stock that are  exercisable  within 60 days of the filing of this report held by the Jayhawk Private Equity Co-Invest Fund, L.P.

** Based on 21,434,942 outstanding shares of common stock, par value $0.0001 per share,  as reported by China  Biologic  Products,  Inc. on its Form 10-Q for the
period  ended  September  30,  2008  filed  with  the  Securities  and  Exchange
Commission on November 12, 2008.

-------------------------------------------------------------------------------------------------------------------
CUSIP No.                           16938C106
-------------------------------------------------------------------------------------------------------------------

----------------------- -----------------------------------------------------------------------------------------------

          1             NAME OF REPORTING PERSON
                        I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON  (entities
only)

                        Kent C. McCarthy

----------------------- -----------------------------------------------------------------------------------------------

          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                        (a) [ ]

                        (b) [X]

----------------------- -----------------------------------------------------------------------------------------------

          3             SEC USE ONLY

----------------------- -----------------------------------------------------------------------------------------------

          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        United States of America

----------------------- -------------- --------------------------------------------------------------------------------

                              5        SOLE VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY                  0
EACH REPORTING PERSON
        WITH:

                        -------------- --------------------------------------------------------------------------------

                              6        SHARED VOTING POWER

                                       1,550,542

                        -------------- --------------------------------------------------------------------------------

                              7        SOLE DISPOSITIVE POWER

                                       0

                        -------------- --------------------------------------------------------------------------------

                              8        SHARED DISPOSITIVE POWER

                                       1,550,542

----------------------- -----------------------------------------------------------------------------------------------

          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        1,550,542 * (see Item 4)

----------------------- -----------------------------------------------------------------------------------------------

          10            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)  [ ]
                        Not Applicable

----------------------- -----------------------------------------------------------------------------------------------

          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        7.1%**

----------------------- -----------------------------------------------------------------------------------------------

          12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                        IN
----------------------- -----------------------------------------------------------------------------------------------

* Includes  1,010,581  shares of common stock,  par value $0.0001 per share, and
448,119 warrants to purchase common stock that are exercisable within 60 days of the filing of this report held by the Jayhawk  Private  Equity  Fund,  L.P.  and
63,628 shares of common stock,  par value $0.0001 per share, and 28,214 warrants to purchase  common stock that are  exercisable  within 60 days of the filing of this report held by the Jayhawk Private Equity Co-Invest Fund, L.P.

** Based on 21,434,942 outstanding shares of common stock, par value $0.0001 per share,  as reported by China  Biologic  Products,  Inc. on its Form 10-Q for the
period  ended  September  30,  2008  filed  with  the  Securities  and  Exchange
Commission on November 12, 2008.

Item 4 Ownership:

The information below is as of December 31, 2008.

(a) Amount beneficially owned:

     1.   Jayhawk Private Equity Fund, L.P.: 1,458,700 *
     2.   Jayhawk Private Equity Co-Invest Fund, L.P.: 91,842 **
     3.   Jayhawk Private Equity GP, L.P.: 1,550,542 ***
     4.   Jayhawk Capital Management, L.L.C.: 1,550,542 ***
     5.   Kent C. McCarthy: 1,550,542 ***

(b) Percent of class:

     1.   Jayhawk Private Equity Fund, L.P.: 6.7%
     2.   Jayhawk Private Equity Co-Invest Fund, L.P.: 0.4%
     3.   Jayhawk Private Equity GP, L.P.: 7.1%***
     4.   Jayhawk Capital Management, L.L.C.: 7.1%***
     5.   Kent C. McCarthy: 7.1%***

Percent of class is based on 21,434,942  outstanding shares of common stock, par value $0.0001 per share,  as reported by China  Biologic  Products,  Inc. on its
Form 10-Q for the period ended  September 30, 2008 filed with the Securities and
Exchange Commission on November 12, 2008.

(c)      Number of shares as to which the person has:

(i)      Sole power to vote or to direct the vote:

     1.   Jayhawk Private Equity Fund, L.P.: 0
     2.   Jayhawk Private Equity Co-Invest Fund, L.P.: 0
     3.   Jayhawk Private Equity GP, L.P.: 0
     4.   Jayhawk Capital Management, L.L.C.: 0
     5.   Kent C. McCarthy: 0

(ii) Shared power to vote or direct the vote:

     1.   Jayhawk Private Equity Fund, L.P.: 1,458,700 *
     2.   Jayhawk Private Equity Co-Invest Fund, L.P.: 91,842 **
     3.   Jayhawk Private Equity GP, L.P.: 1,550,542 ***
     4.   Jayhawk Capital Management, L.L.C.: 1,550,542 ***
     5.   Kent C. McCarthy: 1,550,542 ***

(iii) Sole power to dispose or to direct the disposition of:

     1.   Jayhawk Private Equity Fund, L.P.: 0
     2.   Jayhawk Private Equity Co-Invest Fund, L.P.: 0
     3.   Jayhawk Private Equity GP, L.P.: 0
     4.   Jayhawk Capital Management, L.L.C.: 0
     5.   Kent C. McCarthy: 0

(iv) Shared power to dispose or to direct the disposition of:

     1.   Jayhawk Private Equity Fund, L.P.: 1,458,700 *
     2.   Jayhawk Private Equity Co-Invest Fund, L.P.: 91,842 **
     3.   Jayhawk Private Equity GP, L.P.: 1,550,542 ***
     4.   Jayhawk Capital Management, L.L.C.: 1,550,542 ***
     5.   Kent C. McCarthy: 1,550,542 ***

* Includes  1,010,581  shares of common stock,  par value $0.001 per share,  and
448,119 warrants to purchase common stock that are exercisable within 60 days of the filing of this report.

** Includes  63,628  shares of common  stock,  par value  $0.001 per share,  and
28,214 warrants to purchase common stock that are exercisable  within 60 days of the filing of this report.

*** Includes  1,010,581  shares of common stock, par value $0.001 per share, and
448,119 warrants to purchase common stock that are exercisable within 60 days of the filing of this report held by the Jayhawk  Private  Equity  Fund,  L.P.  and
63,628 shares of common stock,  par value $0.001 per share,  and 28,214 warrants to purchase  common stock that are  exercisable  within 60 days of the filing of this report held by the Jayhawk Private Equity Co-Invest Fund, L.P.

Item 10 Certification:

         By  signing  below  each  party  certifies  that,  to the  best  of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing  or  influencing  the control of the issuer of the  securities  and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After  reasonable  inquiry and to the best of my knowledge  and belief, the parties below certify that the  information  set forth in this  statement is true, complete and correct.

Dated:   February 13, 2009
                                        /s/ Kent C. McCarthy
                                      ------------------------------------------
                                      Kent C. McCarthy

                                      Jayhawk Capital Management, L.L.C.

                                      By:  /s/ Kent C. McCarthy
                                         ---------------------------------------------
                                      Name:  Kent McCarthy
                                      Title: Managing Member

                                      Jayhawk Private Equity GP, L.P.

                                          By: Jayhawk Capital Management, L.L.C.,
                                              Its general partner

                                          By:  /s/ Kent C. McCarthy
                                             ------------------------------------
                                          Name:  Kent McCarthy
                                          Title: Managing Member

                                      Jayhawk Private Equity Fund, L.P.

                                          By: Jayhawk Private Equity GP, L.P.
                                              Its general partner

                                               By:  /s/ Kent C. McCarthy
                                                  ------------------------------------
                                               Name:  Kent McCarthy
                                               Title:    Managing Member of Jayhawk
                                               Capital Management, LLC, the General
                                               Partner of Jayhawk Private Equity GP, L.P.

                                      Jayhawk Private Equity Co-Invest Fund, L.P.

                                          By: Jayhawk Private Equity GP, L.P.
                                              Its general partner

                                               By:  /s/ Kent C. McCarthy
                                                  ------------------------------------
                                               Name:  Kent McCarthy
                                               Title: Managing Member of Jayhawk
                                               Capital Management, LLC, the General
                                               Partner of Jayhawk Private Equity GP, L.P.

                                                                   Exhibit A

              AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended,  the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G  (including  amendments  thereto) with respect to the Common Stock, par value $0.001 per share, of China Biologic Products,  Inc., and further agree that this Agreement be included as an exhibit to such filings.

     In evidence  whereof,  the  undersigned  have caused this  Agreement  to be executed on their behalf this 13th day of February, 2009.

                                             /s/ Kent C. McCarthy
                                          --------------------------------------
                                          Kent C. McCarthy

                                          Jayhawk Capital Management, L.L.C.

                                          By: /s/ Kent C. McCarthy
                                             -----------------------------------
                                          Name:  Kent C. McCarthy
                                          Title: Managing Member

                                          Jayhawk Private Equity GP, L.P.

                                          By: Jayhawk Capital Management, L.L.C.,
                                              Its general partner

                                          By: /s/ Kent C. McCarthy
                                             --------------------------
                                          Name:  Kent C. McCarthy
                                          Title: Managing Member

                                          Jayhawk Private Equity Fund, L.P.

                                          By: Jayhawk Private Equity GP, L.P.
                                               Its general partner

                                               By: /s/ Kent C. McCarthy
                                                  ------------------------------------
                                               Name:  Kent C. McCarthy
                                               Title: Managing Member of Jayhawk
                                               Capital Management, LLC, the General
                                               Partner of Jayhawk Private Equity GP, L.P.

                                          Jayhawk Private Equity Co-Invest Fund, L.P.

                                           By: Jayhawk Private Equity GP, L.P.
                                                Its general partner

                                                By:  /s/ Kent C. McCarthy
                                                   ------------------------------------
                                                Name:  Kent C. McCarthy
                                                Title: Managing Member of Jayhawk
                                                Capital Management, LLC, the General
                                                Partner of Jayhawk Private Equity GP, L.P.